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                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:    MASTER MID CAP GROWTH TRUST

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                  800 Scudders Mill Road
                  Plainsboro, New Jersey  08536

Telephone Number (including area code):     (609) 282-2000

Name and Address of Agent for Service of Process:

                  Michael J. Hennewinkel
                  800 Scudders Mill Road
                  Plainsboro, New Jersey  08536

                  Mailing Address:
                  P.O. Box 9011
                  Princeton, New Jersey  08543-9011

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
          Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES  [X]                   NO [_]
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                                   SIGNATURES

         Form of signature if the Registrant is an investment company having a Board of Directors:

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro, and State of New Jersey on the 13th day of September, 2000.

         Signature:

                                    MASTER MID CAP GROWTH TRUST

                                    By:      /s/ Terry K. Glenn
                                       ----------------------------------------
                                         Terry K. Glenn (President)

         Attest:

         By:    /s/ Donald C. Burke
            -----------------------
                Donald C. Burke (Vice President and
                   Treasurer)

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